 Exhibit 23.1

Report of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Current Report on Form 8-K/A dated January 24, 2019 of GrowLife, Inc. relating to the audit report of even date and the financial statements of EZ-Clone Enterprises, Inc. for the periods ending September 30, 2018 and December 31, 2017.

/s/ SD Mayer & Associates, LLP

SD Mayer & Associates, LLP
Seattle, Washington
January 24, 2019